Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement pertaining to the TradeStation Group, Inc. Nonemployee Director Incentive Stock Plan of our reports dated March 12, 2010, with respect to the consolidated financial statements of TradeStation Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of TradeStation Group, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Boca Raton, Florida

July 16, 2010